Exhibit 15.1
August 18, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 3, 2010 on our review of interim financial information of Valeant Pharmaceuticals International (the “Company”) for the three month periods ended March 31, 2010 and March 31, 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 and our report dated August 3, 2010 on our review of interim financial information of the Company for the three-month and six-month periods ended June 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Biovail Corporation dated August 18, 2010.
Very truly yours,

/s/ PricewaterhouseCoopers LLP